Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of KIT digital, Inc. on Form 10-K/A for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of KIT digital, Inc. on Form S-3 (File No. 333-164655, effective February 12, 2010, and File No. 333-169918, effective October 22, 2010) and on Form S-8 (File No, 33-171420, effective December 23, 2010).

/s/ GRANT THORNTON LLP

New York, NY
August 3, 2011